[LETTERHEAD OF KPMG PEAT MARWICK LLP]
                          Independent Auditors' Report


The Board of Directors of
    LifeUSA Funds, Inc. and
    Securities and Exchange Commission:


     We have examined management's assertion about LifeUSA Aggressive Growth Portfolio, LifeUSA Growth Portfolio, LifeUSA Global Portfolio, LifeUSA Balanced Portfolio, LifeUSA Current Income Portfolio, and LifeUSA Principal Preservation Portfolio, portfolios within LifeUSA Funds, Inc. (collectively, "the Funds") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 1997, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

     Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 1997, and with respect to agreement of security purchases and sales, for the period from November 28, 1997 (the date of our last examination) through December 31, 1997:

     o Verification of all securities (shares of the IAI Mutual Funds) held at Investment Advisers, Inc. (the Transfer Agent) in book entry form through examination of the Transfer Agent's books and records;

     o Reconciliation of all such securities to the books and records of the Funds; and

     o Agreement of 10 security purchases and 10 security sales or maturities since November 28, 1997 (the date of our last examination) from the books and records of the Funds to trade confirmations.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with the specified requirements.



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     In our opinion,  management's  assertion  that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 1997, with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

     This report is intended solely for the information and use of management of LifeUSA Funds, Inc. and the Securities and Exchange Commission and should not be used for any other purpose.



KPMG Peat Marwick LLP
/s/KPMG Peat Marwick LLP
Minneapolis, Minnesota
January 16, 1998

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